Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXX) and the related prospectus of Media General, Inc. for the registration of $300,000,000 of its 11 ¾% Senior Secured Notes and to the incorporation by reference therein of our reports dated January 28, 2010, with respect to the consolidated financial statements and schedule of Media General, Inc. and the effectiveness of internal control over financial reporting of Media General Inc., included in its Annual Report (Form 10-K/A) for the year ended December 27, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

May 3, 2010